Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated January 28, 2005, accompanying the Statement of Revenues and Certain Expenses of Liberty Self-Stor, Inc. and Subsidiary — Selected Facilities for the year ended December 31, 2004 contained in the Registration Statement on Form S-11. We consent to the use of the aforementioned report in this Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-128261) and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Cleveland, Ohio
September 20, 2005